Exhibit 10.30

IPO Unit Incentive Award
Under
Coty Inc. Long-Term Incentive Plan

This instrument (the “Agreement”) evidences the grant effective ______________ (the “Grant Date”) of _________ IPO Units (the “IPO Units”) to ______________ (the “Participant”) by Coty Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Coty Inc. Long-Term Incentive Plan (the “Plan”).

1.	“IPO Unit” Defined. Each IPO Unit represents a contingent right to receive a Share under the terms and conditions set forth in this Agreement and the Plan. An IPO Unit is an “Other Stock-Based Award” within the meaning of Section 8 of the Plan.

2.	Vesting.

(a)	In General. The IPO Units shall vest, subject to paragraph 2(b), in accordance with the following rules:

(i)	IPO Within Five Years. In the event of an IPO Date occurring prior to the fifth anniversary of the Grant Date, 50% of the IPO Units shall vest on the IPO Date and the remaining 50% of the IPO Units shall vest on the first anniversary of the IPO Date. For purposes of this Agreement, the “IPO Date” means the first date on which the Shares trade publicly as a result of an IPO.

(ii)	No IPO Within Five Years. If no IPO Date occurs prior to the fifth anniversary of the Grant Date, 100% of the IPO Units shall vest on the earlier to occur of:

(A)	An IPO Date; or

(B)	The first date on or after the fifth anniversary of the Grant Date as of which the Fair Market Value of a Share has attained $15.00 for two consecutive Valuation Dates. (The $15.00 threshold in the preceding sentence shall be subject to appropriate adjustment in the event of a corporate transaction described in Section 13.2 of the Plan.)

(iii)	Expiration. Notwithstanding any provision herein to the contrary, any IPO Units that have not previously vested or been forfeited shall expire on the tenth anniversary of the Grant Date.

(b)	Forfeiture. Notwithstanding any provision herein to the contrary, upon the Participation’s termination of Service for any reason, any unvested IPO Units held by the Participant shall be immediately forfeited.

3.	Nontransferability.

(a)	The IPO Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(b)	All rights with respect to the IPO Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The

Committee may, in its sole discretion, require the Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

4.	Settlement of IPO Units. Within 15 days after the vesting of IPO Units, the Company shall transfer to the Participant one Share for each vested IPO Unit, in cancellation thereof.

5.	Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement is a contract of employment or Service, and no terms of the Participant’s employment or Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights on the Participant to continue to be employed or remain in Service with the Company, nor will it interfere with any Company Party’s right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, this Agreement or the IPO Units.

6.	Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares underlying the Participant’s IPO Units, the Participant will have no rights as a shareholder with respect to those Shares.

7.	Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

8.	Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

9.	Amendment of the Agreement. This Agreement may be amended unilaterally by the Committee to the extent provided under the Plan, or by a written instrument signed by both parties.

10.	Entire Agreement. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.

11.	Administration. The Committee administers the Plan and this Agreement. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.